Exhibit 10.30
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective as of August 1, 2008 (the “Effective Date”), between HASTINGS ENTERTAINMENT, INC., a Texas corporation (the “Company”), and Alan Van Ongevalle, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive desire to set forth the terms of their agreements relating to the employment of Executive by the Company; and
     NOW THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company. Neither the Executive nor the Company intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement, other than as an officer of the Company.
2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.
2.1	Specific Duties. During the term of this Agreement, the Executive will serve as Vice-President — Merchandising and perform the duties of such office as set forth in the Bylaws of the Company. The Executive agrees to use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and elected and such other services as may be reasonably directed by the Chief Executive Officer of the Company in accordance with this Agreement.

2.2	Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the Chief Executive Officer of the Company.

2.3	Responsibility. The Board of Directors of the Company retains ultimate responsibility to determine the duties of the Executive.

2.4	Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to all its employees including the Executive. These policies and procedures include, but are not limited to, the Company’s Associate Handbook and Code of Conduct. The Executive agrees to comply with such policies and procedures, except to the extent such policies conflict with a material term or condition contained within this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities. The Company will apply its existing and future policies and procedures in a lawful and evenhanded manner.
3. Other Activities. Except for activities approved by the Board of Directors, during the period of Executive’s employment, the Executive will not: (a) engage in activities which require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any entity as defined in Section 8(a)(i)(a) or (b). The limitations in this Section 3 will not prohibit an investment by the Executive in publicly traded securities as allowed in Section 8(a)(i). The Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this Section 3.
4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:
4.1	Base Salary. A base salary (the “Base Salary”), in an annual rate of not less than TWO HUNDRED FORTY-SIX THOUSAND SEVEN HUNDRED FORTY-FIVE AND 31/100 ($246,745.31), will be paid to the Executive in installments consistent with the Company’s customary payroll practices, during the term of this Agreement.

4.2	Bonus. In addition to the Base Salary, the Executive will participate in the Corporate Officer Incentive Plan (“COIP”). Executive’s incentive target expressed as a percentage of Base Salary for the COIP initially shall be Forty percent (40%), proportionately reduced as to any pro-rated performance period during which Executive is employed.

4.3	Equity Compensation. In addition to the compensation set forth in Sections 4.1 and 4.2 of this Agreement, the Executive will be allowed to participate in grants of stock options, restricted stock or other equity related awards from the Company’s stock compensation plans put into effect from time to time, subject to the terms and conditions of such plans.

4.4	Benefits. The Company agrees to extend to the Executive retirement benefits, deferred compensation, reimbursement of reasonable expenditures for dues, travel and entertainment and any other benefits the Company provides to other executives or officers from time to time on the same general terms as such benefits are provided to such individuals. The Company will also provide the Executive the opportunity to apply for coverage under the

Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time.
4.4.1	Vacation. The Executive will be entitled to take paid vacation (as approved) each calendar year during the term of this Agreement in accordance with Company policy, subject to proration for any portion of a calendar year under this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.
4.5	Gross-Up Payment. In the event it is determined that any payment or distribution by the Company or the Company’s subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.5) (“Parachute Payments”) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties related to such excise tax (collectively, the “Excise Tax”), and parachute payments exceed 110% of the Executive’s “280G parachute limit” (determined in accordance with Internal Revenue Code Section 280G) the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company. The Gross-Up Payment will be equal to the amount such that after payment by the Executive of all taxes (including the Excise Tax, income taxes, interest and penalties imposed with respect to such taxes) on the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment. If the Parachute Payments to Executive are less than 110% of the 280G parachute limit, then the amount of Parachute Payments will instead be reduced so that they are $1 less than the 280G parachute limit. The Gross-Up Payment shall be paid to Executive no later than the last day of the year after the year in which the Executive remits the underlying taxes, penalties, and interest. If and to the extent Executive’s compensation must be reduced to avoid Section 4999 excise taxes, the annual bonus amount shall be reduced first, and if any additional amounts must be reduced then the annual salary amount shall be reduced.
4.5.1	Determination. Subject to the provisions of Section 4.5.2 all determinations required to be made under this Section 4.5 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized) will be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment of excise tax, interest and/or penalties on the Parachute, or such earlier time as is reasonably requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control (as hereinafter defined), the Executive will be entitled to appoint another nationally recognized accounting firm to make the determinations required under this Section (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be paid by the Company. Any Gross-Up Payment required to be paid under this Section 4.5 will be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination, but no later than the last day of the year after the year in which the Executive remits the underlying taxes, penalties, and interest. Any determination by the Accounting Firm will be binding on the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of initial determination by the Accounting Firm, the Gross-Up Payment made by the Company may be less than actually required (an “Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.5.2 below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive. Any Underpayment will be reimbursed, to the extent possible, in the same calendar year in which it occurred, but in no event later than the end of the calendar year after the year in which the Executive remits the underlying taxes.
4.5.2.	Contest of Claims. The executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim, the Executive will: (a) provide to the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (c) cooperate with the Company in good faith as necessary to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim. The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest of the claim and agrees to indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such protest (including payment of costs and expenses as provided hereunder). Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines. If the Company directs the Executive to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Executive on an interest-free basis and agrees to indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.5.3	Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.5.2 the Executive becomes entitled to receive any refund with respect to such claim the Executive will (subject to the Company’s complying with the requirements of Section 4.5.2) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.5.2, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination then the advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
4.6	Compensation Review. The compensation of the Executive will be reviewed on a regular basis by the Board of Directors of the Company (or a Compensation Committee thereof) and shall be reviewed annually if the compensation of other executive officers of the Company is reviewed at such frequency. The compensation of the Executive prescribed in Section 4 of this Agreement (including benefits) may be increased at the discretion of the Board of Directors of the Company or the Compensation Committee.
5. Term. In the absence of an earlier termination as set forth in Section 6 below, this Agreement will extend for a term commencing on the Effective Date, and ending on December 31, 2009 and, subject to the separation from service rights of either Company or Executive, continuing automatically for successive twelve (12) month periods thereafter. Either Company or Executive may terminate this Agreement effective as of January 1st of any year beginning as of January 1, 2010 provided that written notice of such termination is given to the other party on or before ninety (90) days preceding such January 1st date of termination. However, unless the Company provides written notice of non-extension to the Executive on or before thirty days prior to the expiration date, the term and the expiration date will be automatically extended for one (1) additional year. The Executive may continue to be employed by the Company upon termination of this Agreement if mutually agreed in writing by Executive and Company.
6. Separation from Service. The Executive’s employment will continue in effect until the expiration of the term set forth in Section 5 of this Agreement unless an earlier separation from service occurs pursuant to this Section 6.
6.1	Separation from Service by Company. The Company will have the following rights to cause a separation from service between Employee and Company:
6.1.1	Separation from Service without Cause.

The Company may cause a separation from service and Executive’s employment shall terminate without Cause at any time by the service of written notice of separation from service and termination to the Executive specifying an effective date of such separation and termination not sooner than ten (10) days after the date of such notice (the “Separation from Service Date”). In the event the Executive is separated and terminated without Cause (other than a CC Separation from Service under Section 6.3 of this Agreement), the Executive will receive as compensation: (i) for a period of 18 months his Base Salary (as in effect on the Separation from Service Date) plus bonus payable under COIP (based upon the incentive target percentage in effect on the Separation from Service Date and assuming Company performance at 100% of target); and (ii) any vacation pay accrued through the Separation from Service Date. The payment of such amounts shall be made during the remaining term of the Agreement in installments consistent with the Company’s normal payroll practices (including proration of bonus and payment of bonus when normally paid by the Company) but, if on the Separation from Service Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payments, to the extent not exempt, will commence on the first payroll payment date which is more than six (6) months following the Separation from Service Date (except as otherwise required under 11.11 hereof) and the first payment shall include any amounts that would have otherwise been payable during the six month period.
6.1.2	Separation from Service for Cause. The Company may cause a separation from service, and Executive’s employment shall terminate, for Cause. For purposes of this Agreement, “Cause” means either of the following:
(a) the engagement by the Executive in illegal conduct, gross misconduct or a clearly established material violation of the Company’s written policies and procedures; or
(b) the failure of the Executive to perform substantially the Executive’s duties with the Company or its subsidiaries or affiliates (other than a failure resulting from incapacity due to physical or mental illness).
     For purposes of Section 6.1.2(a) of this Agreement, “gross misconduct” means conduct evidencing a willful or wanton disregard for the legitimate business interests of the Company, deliberate violations of Company policy or flagrant disregard for standards of behavior the Company has a right to expect from one of its corporate officers, to the extent such policy or standards of behavior do not violate any law or regulation.
     Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event a separation from service occurs for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such separation from service, except for prorated bonus based on actual performance at the end of the performance period, and accrued vacation through date of separation from service, and any other amounts required by applicable law or policy.
6.2	Separation from Service by Executive. The Executive may voluntarily cause a separation from service with the Company by the service of written notice of such separation from service to the Company specifying an effective date of such separation from service thirty (30) days after the date of such notice, during which time the Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event separation from service is undertaken by the Executive, neither the Company nor the Executive will have any further obligations hereunder, except for any obligations which expressly survive separation from service including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such separation from service.
6.3	Separation from Service After Change in Control. If during the term of this Agreement there is a “Change of Control” and within twenty-four (24) months thereafter, notwithstanding any separation from service pursuant to Section 5, there is a CC Separation from Service (as hereafter defined), then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive or under Company plans in which Executive is a participant) payable in a lump sum in cash within 10 days following the CC Separation from Service in an amount equal to two times (2X) the sum of the following: (a) the Executive’s Base Salary for the last eighteen (18) calendar months ending immediately prior to the CC Separation from Service and bonus paid pursuant to Section 4.2 (based upon the incentive target percentage in effect on the Separation from Service Date and assuming Company performance at 100% of target); plus (b) any applicable Gross-Up Payment. If the foregoing amount is not paid within ten (10) days after the CC Separation from Service, the unpaid amount will bear interest at the per annum rate of 12%, but in no event higher than the highest rate allowed by applicable law. Notwithstanding the foregoing, if at the time of a CC Separation from Service, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payment, to the extent not exempt, will be made on the first day which is more than six months following the CC Separation from Service. In connection with any Change of Control, the Company shall obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company. In addition, the vesting for stock options, SERP, and issued restricted stock shall be accelerated to the date of the CC Separation from Service.
6.3.1	Change of Control. For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than John H. Marmaduke or his affiliate or by a party or entity acting for or by the direction of John Marmaduke (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of this Section 6.3.1.
(b) If, during any 12 consecutive month period during this Agreement, the individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.
(c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination:
(i) (a) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be,
     (b) no Person (excluding any corporation resulting from such Business Combinations or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
     (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or
     (d) A majority of the board of directors of the corporation resulting from such Business Combination are Incumbent Directors.
(d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
6.3.2	Change of Control Separation from Service. The term “CC Separation from Service” means any of the following: (a) a separation from service is undertaken by the Company other than under Sections 6.1.2, 6.4 or 6.5; or (b) the Executive undertakes a separation from service as a result of a material adverse change in the Executive’s duties or title, a significant reduction in the Executive’s then current Base Salary that is not generally applicable to all or substantially all of the Company’s executives or a significant reduction in the Executive’s then current benefits as provided in Section 4; (c) a relocation of more than One Thousand (1,000) miles from the Executive’s then current place of employment being required by the Board of Directors; (d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or (e) a default by the Company under this Agreement.
6.4	Incapacity of Executive. If the Executive suffers from a medically diagnosed physical or mental condition, which in the reasonable business judgment of the Company’s Board of Directors, prevents the Executive (in whole or in part) from performing the duties specified herein for a period of four (4) consecutive months, the Company may cause a separation from service, in which event, the Company will pay Executive his Base Salary and Bonus (computed at up to 100% of plan based on actual performance, but in no event more than 100% of plan regardless of actual performance) in effect on the date of notice of separation from service through the lesser of (i) the death of Executive; or (ii) the remaining term of this Agreement, but in any event through the Expiration Date, reduced by any disability payments received by Executive from any third party. The payment of such amounts shall be made during the remaining term of the Agreement in installments consistent with the Company’s normal payroll practices. It is the intent of the parties to hereby create a “bona fide disability plan provision” exempt from IRC 409A, but, if on the separation from service date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payments, in and to the extent deemed covered by 409A, will commence on the first payroll payment date which is more than six months following the notice of separation from service date and the first payment shall include any amounts that would have otherwise been payable during the six (6) month period. Notwithstanding the foregoing, the amount payable hereunder will be reduced by any benefits payable under any disability plans provided by the Company under Section 4.4 of this Agreement. Nothing in this Section will be interpreted or applied so as to lessen the Executive’s rights under state or federal disability or medical leave laws.

6.5	Death of Executive. If the Executive dies during the term of this Agreement, it will be deemed that a separation from service occurred on the date of death and Executive’s employment will terminate without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under Section 4.1 of this Agreement for twelve (12) months after the date of death of the Executive, and (b) the benefits described in Section 4.4 of this Agreement accrued through the date of death of the Executive, including a prorated portion of bonus paid pursuant to the provisions and goals of the COIP then in effect, based upon the incentive target percentage in effect and assuming performance at 100% of target.

6.6	Resignation Following Constructive Discharge. If at any time, except in connection with a separation from service otherwise pursuant to this Agreement, Executive is Constructively Discharged (as that term is defined in this Section 6.6) then Executive shall have the right, by written notice to Company within sixty (60) days of such Constructive Discharge, to undertake a separation from service hereunder, effective as of thirty (30) days after such notice; provided the Company has failed to cure the Constructive Discharge within the thirty-day period following the notice. Executive shall in such event be entitled to the compensation and benefits as if such separation from service occurred pursuant to Section 6.1.1.

For purposes of this Agreement, Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:
(a) Executive is demoted or removed from his position with the Company other than as a result of Executive’s appointment to a position of equal or superior scope and responsibility.
(b) Executive’s targeted total compensation is reduced by more than 20% (other than across-the-board reductions similarly affecting all executive officers of Company).
(c) Executive experiences a material adverse change of duties or responsibilities in his position.
(d) Any material breach of this Agreement by the Company.
6.7	Effect of Separation from Service. A separation from service will terminate all obligations of the Executive to render services on behalf of the Company. The Executive will maintain the confidentiality of all information acquired by the Executive during the term of his Employment in accordance with Section 7 of this Agreement and the covenants set forth in Section 8 of this Agreement. Except as otherwise provided in this Section 6, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the separation from service. In the event that payments are required to be made by the Company under this Section 6, the Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from separation from service and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced, or modified as a result of the Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company, subject to inspection by the Company. All such personal items will be removed from such offices no later than ten (10) days after the effective date of separation from service, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly separation from service of the Executive’s employment.
7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information (“Confidential Information”) nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this Section 7 will survive the termination, expiration or cancellation of Executive’s employment and shall continue indefinitely. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of Sections 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.
8. Non-Competition.
(a) Scope. During the effectiveness of this Agreement (the “Term”), Executive shall devote substantially of his business, time, attention and energies to the business and interests of Company, and except as otherwise provided herein, shall not be engaged (whether or not during normal business hours) in any other business or professional activity (whether or not such activity is pursued for gain, profit or other pecuniary advantage) without first obtaining the written consent of the Board of Directors of Company. During the Term of and for a period of eighteen (18) months after the expiration or termination of this Agreement, for any reason or for no reason at all, Employee shall not directly or indirectly:
(i) Own, have any interest in or be, serve or act as an individual proprietor, partner, agent, stock holder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company) of or with, or assist in any way,
(a) any corporation, partnership, firm or business enterprise at least 20% of whose sales (in annual dollar volume) are books, music or video sales or rentals (whether such book, music or video [including games] is new or pre-owned) (individually or in the aggregate with all affiliates thereof) or which does business anywhere in the United States, or

(b) any of the following companies (individually or in the aggregate with all their affiliates) Wal-Mart Stores, Inc., Books-A-Million, Inc., GameStop Corp., Barnes & Noble, Inc., Borders Group, Inc., Target Corp., Best Buy Co. Inc., Circuit City Stores Inc., Blockbuster Inc., and Movie Gallery, Inc.
(ii) Solicit or induce, or attempt to induce, any employee or independent contractor of Company or any other person who shall be in the service of Company to terminate his or her employment with or otherwise cease his or her relationship with Company; or
(iii) Solicit, divert or take away, or attempt to solicit, divert or take away the business or patronage of any of the clients, customers (whether any such customer has done business once or more than once), suppliers or accounts, or prospective clients, customers or accounts, or suppliers to Company, but Executive shall not be prevented from doing business with such persons or entities.
(b) It is hereby expressly agreed that if any portion of this Section 7 or any of the covenants and provisions set forth in this Agreement regarding restrictions on competition, confidentiality or solicitation is held to be unreasonable, arbitrary, against public policy or otherwise unenforceable for any reason, then each such covenant or provision shall be considered divisible as to scope, time and geographical area, with each month of a specified period being deemed a separate period of time and each county within any geographical area being deemed a separate geographical area. The parties to this Agreement also expressly agree that notwithstanding their mutual expectation that the covenants and restrictions contained herein will be enforceable and enforced, a lesser scope, period of time or geographic area shall be enforced to the extent that the covenants contained herein may be unenforceable as written.
9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and/or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or the Company Entities.
10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or separation of service of the Executive by the Company. Any negotiations pursuant to this Section 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitration will be held in Potter County, Texas. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Potter or Randall County, Texas. The Company will pay the costs and expenses of the arbitration including, without implied limitation, the fees for the arbitrators. Subject to the provisions of Section 11.8, Executive shall pay for the fees and expenses of his counsel, experts and any other advisors, unless otherwise determined by the arbitrator. Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.
11. Miscellaneous. The parties further agree as follows:
11.1	Time. Time is of the essence of each provision of this agreement.

11.2	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Hastings Entertainment, Inc.
Attn: President
P. O. Box 35350 (79120)
3601 Plains Blvd.
Amarillo, TX 79102

With a copy to:	Sprouse Shrader Smith, P.C.
Attn: Jeffrey G. Shrader
P. O. Box 15008 (79105)
701 S. Taylor, Suite 500
Amarillo, TX 79101

To the Executive:	Alan Van Ongevalle
Hastings Entertainment, Inc.
P. O. Box 35350 (79120)
3601 Plains Blvd.
Amarillo, TX 79102
11.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

11.4	Construction, Choice of Law & Choice of Forum. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the state of Texas. Further, any claim or cause of action or judicial proceedings that arise under or relate to this Agreement must be brought in a court of the competent jurisdiction in and for Potter County, Texas which shall be the exclusive forum.

11.5	Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

11.6	Entire Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

11.7	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

11.8	Attorney’s Fees, Costs, and Other Enforcement. If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, each Party will be responsible for paying their own legal fees and expenses, unless an award of fees by the arbitrator or court provides otherwise, including any costs of appeal, except if Executive is required to bring action or pursue legal remedies to enforce payment following CC Separation from Service provisions, Executive shall be entitled to recover all reasonable and necessary attorney’s fees incurred in such action, on a monthly basis, regardless of the outcome of such action. In addition, should the Company fail or refuse to make payment of any amounts under the CC Separation from Service provisions, upon written request of the Executive, in addition to the payment of any other sums provided in this Agreement, interest at the prime rate published from time to time in the Wall Street Journal plus three (3) percentage points, compounded daily, on any amount remaining unpaid fifteen (15) days following receipt of such demand, until paid to Executive. If the timing of such reimbursement of fees and costs or payment of interest to Executive by Company would trigger tax liability under IRC Code 409A, the Company shall pay the Executive’s estimate of fees, costs, and interest by the deadline set out in the final IRC 409A regulations and Executive will be required to pay the amounts to Company if he loses, except under a CC Separation from Service situation, in which Executive shall be under no obligation to repay such amounts.

11.9	Supersession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior oral or written employment agreements. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.

11.10	Non-Contravention. Executive represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any Agreement to which Executive is a party.

11.11	Indemnity. EXECUTIVE AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) AGAINST ANY LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE, AS INCURRED, (“LOSS”) TO WHICH THE INDEMNIFIED PARTIES MAY BECOME SUBJECT OR INCUR, INSOFAR AS SUCH LOSS AS ARISES OUT OF OR IS BASED UPON ANY INACCURACY IN ANY REPRESENTATION OR WARRANTY GIVEN BY EMPLOYEE IN SECTION 11.10 OF THIS AGREEMENT AND TO REIMBURSE THE INDEMNIFIED PARTIES FOR ANY AND ALL EXPENSES (INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL CHOSEN BY THE INDEMNIFIED PARTIES) AS SUCH EXPENSES ARE REASONABLY INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH INVESTIGATING, DEFENDING, SETTLING, COMPROMISING OR PAYING ANY SUCH LOSS.

11.12	Compliance with Section 409A of the Code. Payments to Executive that are covered by IRC 409A under this Agreement are intended to comply with Section 409A of the Internal Revenue Code and this Agreement shall be construed and interpreted in accordance with such intent. To the extent any benefit paid under this Agreement shall be subject to Section 409A of the

Code, such benefit shall be paid in a manner that will comply with Section 409A, including any guidance thereunder. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A which amendment may be retroactive to the extent permitted by the Section 409A and any guidance thereunder. As used in this Agreement, a “separation from service” (and its derivatives, such as “separation from service date”) shall occur when the Executive ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Executive’s death, retirement, or other termination of employment. Whether a separation from service occurs shall be based on all the relevant facts and circumstances and shall be determined in accordance with the final regulations under Code Section 409A.

11.13	Termination of Any Prior Employment Agreements. Any prior employment agreement or contract between Executive and Company is terminated as of the Effective Date.

11.14	Payments Due Upon Separation from Service Except for Disability or Death of Executive. Except where this Agreement provides for a later commencement date, all payments due Executive upon separation from service other than for disability or death of Executive shall commence forty-five (45) days following separation from service, provided Executive has executed a general release in favor of the Company and all periods in which Executive may revoke such release have expired. The failure to provide such a general release shall result in a termination of the Company’s obligations to make any such payments hereunder. Any payments due as a result of Executive’s death or disability shall be made as otherwise provided herein or as soon as reasonably practicable.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the Effective Date.

HASTINGS ENTERTAINMENT, INC.
By:	/s/ John H. Marmaduke
John H. Marmaduke
President (the “Company”)

By:	/s/ Alan Van Ongevalle
Alan Van Ongevalle
(the “Executive”)